                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                 XL CAPITAL LTD
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                 XL CAPITAL LTD
                             ---------------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 12, 2000
                            ------------------------

                                                               Hamilton, Bermuda

                                                            April 7, 2000

TO THE CLASS A SHAREHOLDERS OF XL CAPITAL LTD:

    Notice is Hereby Given that the Annual General Meeting of Class A Shareholders ("Shareholders") of XL CAPITAL LTD (the "Company") will be held at the Executive Offices of the Company, Cumberland House, One Victoria Street, 9th Floor, Hamilton HM 11, Bermuda, on Friday, May 12, 2000, at 8:30 a.m. local time for the following purposes:

        1. To elect four Class II Directors to hold office until 2003;

        2. To appoint PricewaterhouseCoopers LLP, New York, New York, to act as the independent auditors of the Company for the fiscal year ending
    December 31, 2000;

        3. To approve the amendment and restatement of the Company's 1991 Performance Incentive Program; and

        4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only Shareholders of record, as shown by the transfer books of the Company at the close of business on March 27, 2000 are entitled to notice of and to vote at the Annual General Meeting.

    PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. A PROXY NEED NOT BE A SHAREHOLDER OF THE COMPANY.

                                          By Order of The Board of Directors,

                                          [LOGO]

                                          Paul S. Giordano
                                          Secretary

                                 XL CAPITAL LTD

                      CUMBERLAND HOUSE, HAMILTON, BERMUDA

                            ------------------------

                                PROXY STATEMENT

                                      FOR

                   THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 12, 2000

                            ------------------------

                                                                   April 7, 2000

    The accompanying proxy is solicited by the Board of Directors of XL
CAPITAL LTD (the "Company") to be voted at the Annual General Meeting of
Class A Shareholders ("Shareholders") of the Company to be held on May 12, 2000 and any adjournments thereof.

    When such proxy is properly executed and returned, the Class A Ordinary Shares, par value U.S.$0.01 per share ("Ordinary Shares" or "Shares"), of the Company it represents will be voted at the meeting on the following: (1) the election of the four nominees for Class II Directors identified herein; (2) the appointment of PricewaterhouseCoopers LLP, New York, New York ("Auditors"), to act as the independent auditors of the Company for the fiscal year ending December 31, 2000; (3) the approval of the amendment and restatement of the Company's 1991 Performance Incentive Program; and (4) such other business as may properly come before the meeting or any adjournments thereof.

    Any Shareholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to the Secretary of the Company in writing, by voting in person at the Annual General Meeting or by execution of a subsequent proxy, provided that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

    Shareholders of record as of the close of business on March 27, 2000 will be entitled to vote at the meeting. As of March 27, 2000, there were outstanding 121,350,631 Ordinary Shares entitled to vote at the meeting, with each Share entitling the holder of record on such date to one vote (subject to certain limitations set forth in the Company's Articles of Association--see "Beneficial Ownership").

    This Proxy Statement, the attached Notice of Annual Meeting and the accompanying proxy card are first being mailed to Shareholders on or about April 7, 2000;

    Other than the approval of the minutes of the 1999 Annual General Meeting, the Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in this Notice of Meeting. If any such matter comes before the meeting, including any Shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

    Directors will be elected at the Annual General Meeting by a majority of the votes cast at the meeting by the holders of Shares represented in person or by proxy at the meeting, provided there is a quorum (consisting of holders of at least fifty percent (50%) of the outstanding Shares being present in person or by proxy). Approval of the appointment of the Auditors and the amendment and restatement of the 1991 Performance Incentive Program will be by similar vote.

                              BENEFICIAL OWNERSHIP

    The following table lists the beneficial ownership of each person or group who, as of a recent date, owned, to the Company's knowledge, more than five percent of the Company's Ordinary Shares outstanding. The table is based upon information contained in filings with the Securities and Exchange Commission.

                                                                           PERCENTAGE OF
                                                              NUMBER OF     OUTSTANDING
NAME AND ADDRESS                                                SHARES       SHARES(1)
----------------                                              ----------   -------------
Oppenheimer Capital.........................................  14,020,000       11.3%
  1345 Avenue of the Americas
  New York, NY 10105

Franklin Resources, Inc.....................................   8,134,000        6.5%
  777 Mariners Island Boulevard
  San Mateo, CA 94404

Capital Guardian Trust Company..............................   7,682,000        6.2%
  11100 Santa Monica Boulevard
  Los Angeles, CA 90025

Capital Research and Management Company.....................   7,248,000        5.8%
  333 South Home Street
  Los Angeles, CA 90071-1447

------------------------

(1) Each Ordinary Share has one vote, except that if, and so long as, the Controlled Shares (as hereinafter defined) of any person constitute ten percent (10%) or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of approximately ten percent (10%), pursuant to a formula specified in the Company's Articles of Association. "Controlled Shares" include, among other things, all Ordinary Shares which such person is deemed to beneficially own directly, indirectly or constructively (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934).

                               BOARD OF DIRECTORS

    The Company's Articles of Association provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III, each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board of Directors.

    The term of office for each Director in Class II expires at the Annual General Meeting of the Company in 2000; the term of office for each Director in Class III expires at the Annual General Meeting in 2001; and the term of office for each Director in Class I expires at the Annual General Meeting in 2002; and at each Annual General Meeting the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election.

    In fiscal 1999, there were eight meetings of the Board and all incumbent Directors attended at least 75% of such meetings and of the meetings held by all committees of the Board of which they were a member. The Board of Directors has passed a resolution that if a Director does not attend 50% of the Board meetings during his term, such Director will not be eligible for nomination for re-election unless the Board feels there are exceptional reasons to retain such Director.

    The Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee.

AUDIT COMMITTEE

    The Audit Committee of the Board of Directors meets with the Company's independent accountants to discuss the scope and results of their audit and to review the Company's financial reporting, accounting and control systems. The Audit Committee reviews the Company's reserving methodology and reserves. Each year, the Audit Committee recommends to the Board an independent accounting firm to audit the financial statements of the Company. Messrs. Jeanbart, McNamara (when he joined the Board in June 1999), Rance and Thornton (Chairman),
Dr. Thrower and Sir Brian Corby comprise the Audit Committee. The Audit Committee met five times during fiscal 1999.

COMPENSATION COMMITTEE

    The Compensation Committee reviews the performance and compensation of senior corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors major compensation programs. The Compensation Committee also recommends to the Board restricted stock and option awards under the Company's stock incentive plans and benefits under other compensation plans of the Company. No member of the Compensation Committee is a member of management or eligible for compensation from the Company other than as a Director unless the Board of Directors determines that such compensation will not affect the independence of the Committee member. Messrs. Clements, Hatcher, Newhouse and Weiser (Chairman) comprised the Compensation Committee in 1999. Messrs. Heap and Loudon became members of the Compensation Committee in January 2000. The Compensation Committee met six times during fiscal 1999.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

    The Nominating and Corporate Governance Committee makes recommendations to the Board as to nominations for the Board (including qualifications and criteria for Board and Committee memberships) and compensation for Board and Committee members, as well as structural, governance and procedural matters. The Nominating and Corporate Governance Committee also reviews shareholder proposals, the performance of the Board, tenure and retirement policies of the Board and the Company's succession planning. Messrs. Esposito (Chairman), Clements, Heap, Loudon and O'Hara and Dr. Parker comprise the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met six times during fiscal 1999.

FINANCE COMMITTEE

    The Finance Committee establishes and recommends the financial policies of the Company and reviews the Company's capital management practices, dividend policy, mergers, acquisitions and divestitures, significant strategic investments and new business initiatives, as well as overall investment policy and performance. Messrs. Bornhuetter (since he joined the Board in June 1999), Butt, Esposito, Glauber, Loudon (Chairman), O'Hara, Senter, Thornton and Weiser and Dr. Parker comprise the Finance Committee. The Finance Committee met six times during fiscal 1999.

DIRECTORS COMPENSATION

    During fiscal 1999, all Directors, except for those who are also employees of the Company, received an annual fee of $30,000 plus $3,000 per meeting. Committee Chairmen received an annual fee of $3,000 and all Committee members received an attendance fee of $1,500 per meeting. Prior to the beginning of each fiscal year, Directors may elect to defer all or part of the Board annual retainer in increments of $5,000. Deferred payments are credited in the form of share units, calculated by dividing 110 percent of the deferred payment by the market value of the Company's Shares at the beginning of the fiscal year, in accordance with the terms of the Directors Stock & Option Plan, as amended. Alternatively, Directors may elect to receive their annual retainers in the form of Shares having a value equal to their annual fees.

    On January 3, 2000 the following Directors elected to defer all or a portion of their annual retainer:

                                                                        SHARE
                                                             AMOUNT     UNITS
DIRECTORS                                                   DEFERRED   CREDITED
---------                                                   --------   --------
Ronald Bornhuetter........................................  $50,000     1,060
Michael Butt..............................................   35,000       742
Robert Clements...........................................   35,000       742
Robert V. Hatcher.........................................   35,000       742
Ian Heap..................................................   15,000       318
John Loudon...............................................   10,000       212
Daniel McNamara...........................................   50,000     1,060
Robert Newhouse...........................................   35,000       742
Robert S. Parker..........................................   35,000       742
John Thornton.............................................   35,000       742
John Weiser...............................................   35,000       742

    On December 9, 1999, all non-employee Directors were granted 5,000 options exercisable at $50.00 per share (the Fair Market Value on December 9, 1999) pursuant to the terms of the 1991 Performance Incentive Program. In addition, Messrs. Bornhuetter and McNamara each were granted an additional 4,000 options pursuant to the terms of the 1991 Performance Incentive Program upon their becoming Directors of the Company.

    A Retirement Plan for Non-Employee Directors (the "Retirement Plan") was implemented effective July 1, 1994, to provide the Directors with a pension on the termination of service for a period equal to the time served as a Director. The amount to be paid to each Director was to equal the annual retainer at the date of termination of service multiplied by the number of years served on the Board. Except in the case of two directors for whom the plan will continue, the Retirement Plan was terminated in 1997 and, under the Company's Stock Plan for Non-employee Directors (the "Stock Plan"), the present value of the accrued benefits of each Director under the Retirement Plan was converted into an equivalent amount of Ordinary Share units (each unit corresponding to one Ordinary Share). In addition, under the Stock Plan, as of December 1 of each year, Ordinary Share units are credited to the account of each non-employee Director (other than the Directors who continue to accrue benefits under the Retirement Plan). The number of Ordinary Share units credited each year is equal to the annual retainer fee divided by the fair market value of an Ordinary Share on each December 1. Benefits under the Stock Plan will be distributed in the form of Ordinary Shares following termination of a non-employee Director's service on the Board.

    Michael P. Esposito, Jr.'s annual compensation as Chairman of the Board with respect to fiscal 1999 comprised a salary of $325,000, pension contributions of $32,500, bonus of $250,000, a grant of 2,008 incentive stock options at an exercise price of $50.00 per share, a grant of 72,992 options at an exercise price of $50.00 per share and a restricted stock award of 12,500 shares.

CERTAIN TRANSACTIONS

    Certain Shareholders of the Company and their affiliates, including the employers of or entities otherwise associated with certain of the Directors, have purchased insurance, reinsurance or other services from the Company's subsidiaries on terms the Company believes were no more favorable than those made available to non-affiliated customers.

    Through its subsidiaries, the Company has engaged and may continue to engage, in the ordinary course of its business, in insurance, reinsurance, investment or other transactions with subsidiaries of Marsh & McLennan Companies, Inc. (collectively, "Marsh") or companies in which Marsh has equity interests, including Marsh & McLennan Capital Corp. ("MMCC") and Risk Capital Reinsurance Company ("RCRe"). Robert Clements, a Director of the Company, is a consultant to MMCC and has been the Chairman of Risk Capital Holdings, Inc., the parent company of RCRe, since its formation in 1995.

    A subsidiary of the Company provides property catastrophe reinsurance to Island Heritage Insurance Company, Ltd., a Cayman Islands insurer ("Island Heritage"). Messrs. Clements and Thornton, Directors of the Company, are directors of Island Heritage, and Messrs. Esposito, Loudon, O'Hara and Weiser are shareholders in Island Heritage. The Company believes that the reinsurance provided to Island Heritage is on terms no more favorable than those provided to other ceding companies.

    A subsidiary of the Company owns a 13 percent interest in Measurisk.com Inc., a New York limited liability company, of which Mr. Glauber is a director.

    The Company has consulting agreements with two Directors, Robert J. Newhouse, Jr. and Michael Butt, for terms of two years from October 31, 1998 in the case of Mr. Newhouse and one year from December 31, 1998 in the case of Mr. Butt. Mr. Butt's agreement was extended for an additional two years effective January 1, 2000. The consulting agreements provide that the duties and time commitments shall be as mutually agreed by the Company and Messrs. Newhouse and Butt, respectively, and that the Company will pay to Messrs. Newhouse and Butt annual consulting fees of $250,000 and $535,000, respectively. Such agreements provide for certain other benefits to Messrs. Newhouse and Butt, including in the case of Mr. Newhouse that his surviving spouse shall receive $187,500 per year for three years from his death. Messrs. Newhouse and Butt are subject to non-competition covenants during the terms of their consulting agreements and thereafter for periods of 12 months and 24 months, respectively.

    In connection with the acquisition in 1999 of NAC Re Corporation ("NAC Re") by the Company, NAC Re entered into a settlement agreement and a consulting agreement with Ronald L. Bornheutter, who had been Chairman of the Board and Chief Executive Officer of NAC Re and who became a Director of the Company. Pursuant to the settlement agreement, dated June 30, 1999, Mr. Bornheutter resigned from his position as Chief Executive Officer and Chairman of the Board of NAC Re, and NAC Re paid to Mr. Bornheutter a lump sum cash severance payment equal to $4,659,812. Under the terms of the settlement agreement, all of Mr. Bornheutter's outstanding stock options in NAC Re were converted into stock options in the Company, and NAC Re agreed to pay to Mr. Bornheutter, as a pension, $162,892 per year beginning in August 1999 for his lifetime and 50% of that amount per year to his surviving spouse for her lifetime. In addition, the settlement agreement provides that Mr. Bornheutter is entitled to the continuance of certain employee benefits. The consulting agreement extends for a term of two years from July 1, 1999. The consulting agreement provides that the duties of Mr. Bornheutter shall include rendering advice relating to the integration of NAC Re and the Company, and that NAC Re shall pay to Mr. Bornheutter a fee of $250,000 per year, plus reimbursement of expenses and an office allowance.

    The Company has provided to Mr. O'Hara, a Director and the President and Chief Executive Officer of the Company, a facility to borrow up to $1 million from the Company. This facility does not bear interest unless Mr. O'Hara terminates his employment with the Company, at which time the interest will be the applicable United States Federal rate for long-term loans determined in accordance with Section 1274(d) of the United States Internal Revenue Code of 1986, as amended (the "Federal Rate"). The facility requires repayment of amounts drawn in ten annual installments.

    In 1998, the Company provided to Mr. K. Bruce Connell, Executive Vice President of the Company and President and Chief Executive Officer of XL Capital Products Ltd, a recourse loan in the amount of $86,400, in connection with certain income tax liabilities arising from the vesting of restricted stock under the Company's stock-based incentive compensation plans. This loan bears interest at the applicable Federal Rate and is repayable at the end of its five-year term or within 30 days after termination of employment, whichever first occurs. Interest is payable annually.

    As a result of the acquisition of NAC Re, the Company acquired a majority equity interest in Cybersettle.com Inc. ("Cybersettle"), which is engaged in the business of Internet-based claim resolution. Cybersettle is proposing to raise $40,000,000 through a private placement of shares of convertible preferred stock. Of the $40,000,000 of convertible preferred stock, the Company proposes to buy $7,500,000. Of the remaining $32,500,000 of stock, $29,500,000 is proposed to be sold to persons unrelated to the Company and $3,000,000 is proposed to be sold to persons, who have indicated an interest, who are directors or officers of the Company or subsidiaries of the Company. The price per share and other sale terms will be the same for all purchasers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company is not aware of any Director or officer who failed to file on a timely basis disclosure reports required by Section 16 of the Securities Exchange Act of 1934, except that certain Forms 3 or 4 were filed after their date due.

                            I. ELECTION OF DIRECTORS

    At the Annual General Meeting, four Directors are to be elected to hold office until the 2003 Annual General Meeting of Shareholders. All of the nominees are currently serving as Directors and were appointed in accordance with the Company's Articles of Association. The Directors of the Company will continue to serve in accordance with their previously appointed or elected terms.

    Unless authority is withheld by the Shareholders, it is the intention of the persons named in the enclosed proxy to vote for the nominees listed below. All of the nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The name, principal occupation and other information concerning each Director is set forth below.

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES.
                    NOMINEES FOR WHOM PROXIES WILL BE VOTED

NOMINEES FOR CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2003:

    Sir Brian Corby, age 70, has been a Director of the Company since
August 1998. Sir Brian served as Chief Executive Officer of Prudential Corporation plc from 1982 to 1990 and as Chairman of Prudential Corporation plc from 1990 to 1995. Among other positions he has held are President of the Confederation of British Industry, President of the Geneva Association and a director of the Bank of England. Sir Brian served as a director of Mid Ocean Limited from 1995 to 1998. Sir Brian served as the Chairman of The Brockbank Group, plc from 1997 to 1999 and is also Chairman of East of England Inward Investment Agency, Cambridge, England and a Director of Pan Holding SA, Luxembourg.

    Brian M. O'Hara, age 51, has been President and Chief Executive Officer of the Company since 1994 and a Director of the Company since 1986, having previously served as Vice Chairman of the Company from 1987 to 1994. He has also served as Chairman of XL Insurance Ltd since December 1995, having served as Chairman, President and Chief Executive Officer from 1994, as President and Chief Executive Officer from 1992, and as President and Chief Operating Officer from 1986. Mr. O'Hara served as a director of Mid Ocean Limited and currently serves as a director of Annuity and Life Re (Holdings), Ltd. and the Bermuda Commercial Bank Limited and a Trustee of the College of Insurance.

    John T. Thornton, age 62, has been a Director of the Company since 1988. Mr. Thornton has served as Executive Vice President and Chief Financial Officer of Wells Fargo (formerly Norwest Corporation) from 1987 to 1998. Mr. Thornton served as Executive Vice President and Financial Executive of Wells Fargo & Co. from December 1998 until November 1999. Mr. Thornton is presently engaged in real estate development and private investing.

    John Weiser, age 68, has been a Director of the Company since 1986.
Mr. Weiser served as Senior Vice President and Director of Bechtel Group, Inc. from 1980 to 1997 and continues as a director thereof. Mr. Weiser also served as President of Bechtel Enterprises, Inc. from 1988 to 1992 and as General Counsel of Bechtel Group, Inc. from 1980 to 1988 and from 1992 to 1994. He is currently Chairman of the Board of The Graduate Theological Union.

         DIRECTORS WHOSE TERMS OF OFFICE DO NOT EXPIRE AT THIS MEETING

CLASS III DIRECTORS FOR TERMS TO EXPIRE IN 2001:

    Michael Butt, age 57, has been a Director of the Company since August 1998. Mr. Butt was formerly a director and the President and Chief Executive Officer of Mid Ocean Limited from June 1993 until its merger with the Company's predecessor company in August of 1998. Mr. Butt has served as a director of the Instituto Nazionale di Assicurazioni, Rome from November 1993 to December 1997, and the Bank of N.T. Butterfield & Son, Ltd. since October 1996. From 1992 to April 1993, Mr. Butt served as a director of Phoenix Securities Limited, a private investment banking firm based in London. From 1987 to 1992, he was a director of BAT Industries and Chairman and Chief Executive Officer of Eagle Star Holdings Plc and Eagle Star Insurance Company. From 1982 to 1986, Mr. Butt was Chairman of Sedgwick Limited and Vice Chairman of Sedgwick Group Plc.

    Ian R. Heap, age 74, has been a Director of the Company since 1987 and was Chairman of the Board of the Company from 1988 to 1992. He was President and Chief Executive Officer of the Company and XL Insurance Ltd from 1987 to 1988. From 1992 to 1993 he served as President and Chief Executive Officer of Mid Ocean Reinsurance Company Ltd. Mr. Heap serves as a director of Risk Capital Holdings, Inc. Mr. Heap served as President and Chief Executive Officer of X.L. America, Inc. and XL Insurance Company of New York, Inc. from 1998 until
June 1999.

    John Loudon, age 64, has been a Director of the Company since 1992.
Mr. Loudon has been Chairman of Caneminster Ltd., a British investment company, since 1991 and previously served as Chairman of Warrior International Limited from 1988 to 1991. Mr. Loudon also serves as a director of Heineken N.V., Derby Trust plc, Ocean Group plc, SHV Holdings N.V. and The Brockbank Group, plc.

    Daniel J. McNamara, age 72, has been a Director of the Company since June of 1999. Mr. McNamara is currently Of Counsel with the law firm of Hughes, Hubbard & Reed LLP and served as a director of NAC Re from 1991 to 1999. He served as Chairman of the Insurance Practice Group of that law firm from 1988 until 1994. Mr. McNamara is a member and Past President of the Casualty Actuarial Society and the American Academy of Actuaries. He was the first President of Insurance Services Office, Inc. (ISO) from 1971 to 1988.

    Robert S. Parker, age 62, has been a Director of the Company since 1991. Dr. Parker is currently Dean Emeritus and Professor of the School of Business Administration at Georgetown University. He served as Dean of the School of Business Administration from 1986 to 1998. Previously he was a partner at McKinsey & Company, Inc. Dr. Parker also serves as a director of Middlesex Mutual Assurance Company.

    Alan Z. Senter, age 58, has been a Director of the Company since 1986.
Mr. Senter is presently Chairman of Senter Associates, a financial advisory firm he founded in 1993, managed from 1993 to 1994, and from 1996 to the present.
Mr. Senter served as Executive Vice President and Chief Financial Officer of Nynex Corporation from 1994 to 1997. Mr. Senter served as a director and Executive Vice President and Chief Financial Officer of International Specialty Products and GAF Corporation from 1992 to 1993. Mr. Senter previously served as the Vice President and Senior Financial Officer of Xerox Corporation from 1990 to 1992. Mr. Senter also serves as a director of InterVu, Inc., Advanced Radio Telecom, InnoCap, NV, The US Army Science Board and the Theater Development Fund.

CLASS I DIRECTORS FOR TERMS TO EXPIRE IN 2002:

    Ronald L. Bornhuetter, age 67, has been a Director of the Company since June 1999. Mr. Bornhuetter served as Chairman of NAC Re from 1993 until 1999 and Chairman of the Board of NAC Reinsurance Corporation from 1990 until 1999, having served as a director of both since August 1985. From November 1996 through December 1998, he also served as Chief Executive Officer of NAC Re. From

August 1985 through October 1996 he also served as President of NAC Re. Prior to joining NAC Re, Mr. Bornhuetter was Vice President-Finance of General Re Corporation and Senior Vice President and Comptroller of its subsidiary, General Reinsurance Corporation, having served as Chief Financial Officer of the Group. He is a Fellow and former President of the Casualty Actuarial Society; a member and former President of the American Academy of Actuaries and also served as Chairman of the Actuarial Standards Board. He is also a member of the International Actuarial Association, and a former Vice President and head of the U.S. delegation to its Ruling Council. He is also a member of ASTIN and AFIR. He served as Chairman of The Reinsurance Association of America from 1993 to 1994. He is a Director of Cybersettle.com, Inc., Denham Syndicate Management Limited and NAC Reinsurance International Limited and a Trustee of The College of Wooster, Wooster, Ohio.

    Robert Clements, age 67, has been a Director of the Company since 1986.
Mr. Clements served as Chairman of Marsh & McLennan Risk Capital Corp. from 1994 to 1996. He served as President of Marsh & McLennan Companies, Inc. from 1992 to 1994 and was a director of Marsh & McLennan Companies, Inc. from 1981 to 1997. Mr. Clements also serves as Chairman and director of Risk Capital
Holdings, Inc., the parent company of RCRe, and as a director of Annuity and Life Re (Holdings), Ltd., Stockton Reinsurance Limited, Danish Re Holdings, Inc. and Newmarket, Inc. Mr. Clements is Chairman of the Board of Trustees of the College of Insurance and a member of Rand Corp. President's Council.

    Michael P. Esposito, Jr., age 60, has been Chairman of the Board since 1995 and a Director of the Company since 1986. Mr. Esposito has been Co-Chairman of Inter-Atlantic Capital Partners, Inc. since 1998. Mr. Esposito served as Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito served as a director of Mid Ocean Limited from 1995 to 1998 and currently serves as a director of Annuity and Life Re (Holdings), Ltd., Risk Capital Holdings, Inc., Forest City Enterprises and Cybersettle.com, Inc.

    Robert Glauber, age 60, has been a Director of the Company since August 1998. Mr. Glauber served as a director of Mid Ocean Limited and has been a Lecturer at the John F. Kennedy School of Government, Harvard University, in Cambridge, Massachusetts, since 1992. Mr. Glauber formerly was the Under Secretary at the U.S. Treasury Department, Washington, D.C., and was Professor of Business Administration at the Harvard Business School. Mr. Glauber is a director of Dun & Bradstreet Corp., various Dreyfus Corp. investment funds, the National Association of Securities Dealers, Inc., the Federal Reserve Bank of Boston and Measurisk.com, Inc.

    Paul Jeanbart, age 60, has been a Director of the Company since August 1998. Mr. Jeanbart has been the Chief Executive Officer of Rolaco Group of Companies since 1977. Mr. Jeanbart also serves as a director of Rolaco Holdings S.A., Club Mediterranee S.A., Semiramis Hotel Co., Delta International Bank S.A. and SODEXHO Alliance S.A. and as President of Hotels Intercontinental Geneva, S.A. Mr. Jeanbart served as a director of Mid Ocean Limited from 1994 to 1998.

    Cyril Rance, age 65, has been a Director of the Company since 1990.
Mr. Rance served as President and Chief Executive Officer of the Bermuda Fire & Marine Insurance Co. Ltd. from 1985 to 1990. Mr. Rance also serves as a director of several local hotel, communications, real estate and insurance companies located in Bermuda.

    Ellen E. Thrower, age 53, has been a Director of the Company since
December 1995. Dr. Thrower has been President and Chief Executive Officer of The College of Insurance since 1988. Dr. Thrower also serves as a Director on the Boards of Pennsylvania National, SCOR U.S. Corporation and United Educators Risk Retention Group, Inc.

          EQUITY SECURITIES OWNED BENEFICIALLY AS OF FEBRUARY 29, 2000

    The following table summarizes the beneficial ownership as of February 29, 2000 of the Shares of the Company by each Director and executive officer of the Company for the year ended December 31, 1999, and all such Directors and executive officers of the Company as a group.

                                                                          NUMBER
                                                           NUMBER OF        OF
NAME                                                         SHARES     OPTIONS(1)   TOTAL(2)
----                                                       ----------   ----------   ---------
Ronald Bornhuetter(3)....................................    102,366      497,380      599,746
Mark E. Brockbank........................................    547,086      145,000      692,086
Michael A. Butt..........................................    231,908      123,366      355,274
Robert Clements(4).......................................     52,438       25,599       78,037
K. Bruce Connell.........................................     43,000      276,800      319,800
Sir Brian Corby..........................................      2,461       15,599       18,060
Michael P. Esposito, Jr.(5)..............................     82,966      180,179      263,145
Robert R. Glauber........................................     11,070       20,198       31,268
Robert V. Hatcher, Jr....................................      2,385       16,000       18,385
Ian R. Heap(6)...........................................     10,318       21,000       31,318
Paul Jeanbart(7).........................................    310,985       14,066      325,051
Henry C.V. Keeling.......................................    132,693      190,968      323,661
John Loudon..............................................      3,811       21,000       24,811
Robert R. Lusardi(8).....................................     28,000      255,500      283,500
Daniel J. McNamara.......................................      8,217       33,699       41,916
Robert J. Newhouse, Jr...................................    186,148      140,213      326,361
Brian M. O'Hara..........................................    389,840      740,188    1,130,028
Robert S. Parker.........................................      5,137       21,000       26,137
Cyril Rance..............................................      7,294       21,000       28,294
Alan Z. Senter...........................................      3,977       21,000       24,977
John T. Thornton.........................................     11,722       21,000       32,722
Ellen E. Thrower.........................................      2,762       19,000       21,762
John W. Weiser(9)........................................     36,338       21,000       57,338
                                                           ---------    ---------    ---------
All Directors and executive officers of the Company as a
  group (23 individuals).................................  2,212,922    2,840,755    5,053,677
                                                           =========    =========    =========

------------------------

(1) Includes Shares issuable upon exercise of outstanding options.

(2) To the Company's knowledge, no Director or executive officer had a beneficial ownership interest in excess of 1 percent of the outstanding Shares as of February 29, 2000. As a group, all Directors and executive officers of the Company had a beneficial ownership interest in approximately 4% of the outstanding Shares separately for each Shareholder and for all Directors and executive officers of the Company as a group on the basis of the number of outstanding Shares as of Feburary 29, 2000.

(3) Includes 16,719 Shares that Mr. Bornhuetter owns indirectly.

(4) Includes 12,258 Shares that Mr. Clements owns indirectly.

(5) Includes 4,000 Shares that Mr. Esposito owns indirectly and 33,000 options assigned to members of his family.

(6) Includes 4,000 Shares that Mr. Heap owns indirectly.

(7) Includes 309,514 Shares owned by Oryx Merchant Bank Limited in which Mr. Jeanbart has an indirect interest.

(8) Includes as options 40,500 Shares issuable upon the exercise of a warrant dated as of December 1, 1997 purchased by Mr. Lusardi from the Company. The warrant may be exercised in whole or in part from time to time at an exercise price equal to $61.50 per share until the close of business on November 30, 2007.

(9) Includes 7,000 options assigned to a family partnership.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table shows the compensation of the five most highly compensated executive officers of the Company for services paid for or rendered with respect to fiscal 1999 to the Company and its subsidiaries in all capacities:

                                                                                        AWARDS
                                                                                      ----------
                                             ANNUAL COMPENSATION         OTHER        RESTRICTED
      NAME AND PRINCIPAL                    ---------------------       ANNUAL          STOCK
           POSITION                YEAR      SALARY      BONUS      COMPENSATION(1)     AWARD
-------------------------------  --------   --------   ----------   ---------------   ----------
Brian M. O'Hara(3).............    1999     $750,000   $1,750,000      $132,924                0
  President and Chief Executive    1998     $650,000   $1,250,000      $123,065       $1,277,500
  Officer of the Company           1997     $550,000   $  750,000      $111,775                0

Mark E. Brockbank(4)...........    1999     $606,750   $  732,145      $ 46,924                0
  Executive Vice President of      1998     $618,750   $1,081,265      $ 33,726       $  365,000
  the Company and Chief
  Executive Officer of The
  Brockbank Group plc

Robert R. Lusardi(5)...........    1999     $400,000   $  750,000      $171,342                0
  Executive Vice President and     1998     $316,000   $  600,000      $133,178       $1,779,500
  Chief Financial Officer of
  the Company

K. Bruce Connell...............    1999     $400,000   $  600,000      $120,832                0
  Executive Vice President of      1998     $375,000   $  400,000      $106,009       $  365,000
  the Company and President and    1997     $300,000   $  250,000      $ 79,278       $  307,500
  Chief Executive Officer of XL
  Capital Products Ltd

Henry C.V. Keeling(6)..........    1999     $400,000   $  550,000      $211,498                0
  Executive Vice President of      1998     $400,000   $  350,000      $188,588       $  365,000
  the Company and President and
  Chief Executive Officer of XL
  Mid Ocean Reinsurance Ltd

                                          LONG-TERM COMPENSATION
                                 ----------------------------------------
                                   AWARDS               PAYOUTS
                                 ----------   ---------------------------
                                 SECURITIES   LONG-TERM
      NAME AND PRINCIPAL         UNDERLYING   INCENTIVE      ALL OTHER
           POSITION               OPTIONS      PAYOUTS    COMPENSATION(2)
-------------------------------  ----------   ---------   ---------------
Brian M. O'Hara(3).............    150,000        0           $75,000
  President and Chief Executive     75,000      0 0           $65,000
  Officer of the Company           100,000                    $55,000
Mark E. Brockbank(4)...........     85,000        0           $36,375
  Executive Vice President of       60,000        0           $60,019
  the Company and Chief
  Executive Officer of The
  Brockbank Group plc
Robert R. Lusardi(5)...........     85,000        0           $40,000
  Executive Vice President and     130,000        0           $40,000
  Chief Financial Officer of
  the Company
K. Bruce Connell...............     85,000        0           $40,000
  Executive Vice President of       60,000        0           $37,500
  the Company and President and     30,000        0           $30,000
  Chief Executive Officer of XL
  Capital Products Ltd
Henry C.V. Keeling(6)..........     85,000        0           $40,000
  Executive Vice President of       60,000        0           $40,000
  the Company and President and
  Chief Executive Officer of XL
  Mid Ocean Reinsurance Ltd

------------------------

(1) Mr. O'Hara received $96,000 for housing expenses in each of fiscal 1998 and 1997. Mr. Lusardi received $144,000 and $36,000 for housing expenses in fiscal 1999 and 1998, respectively. Mr. Connell received $96,000 for housing expenses in each of fiscal 1999 and 1998 and $73,500 in fiscal 1997.
    Mr. Keeling received $144,000 and $134,000 for housing expenses in fiscal 1999 and 1998, respectively.

(2) All other compensation relates to contributions to the Company's Pension Plans.

(3) See "Board of Directors--Certain Transactions."

(4) Compensation for Mr. Brockbank is converted to U.S. dollars from UK pounds sterling at a conversion rate of 1.618 for the 1999 year and 1.65, for the 1998 year. Compensation is included for the period prior to the merger with Mid Ocean Limited.

(5) Mr. Lusardi commenced his employment with the Company on February 17, 1998.

(6) Includes compensation for the period prior to the merger with Mid Ocean Limited.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table shows the options granted in the last fiscal year to the five most highly paid executive officers together with the potential realizable value at assumed rates of return:

                                                                                                          POTENTIAL REALILZABLE
                                                                                                             VALUE AT ASSUMED
                                                                                                             ANNUAL RATIO OF
                                                                                                               STOCK PRICE
                                                                                                             APPRECIATION FOR
                                                                                                            INDIVIDUAL GRANTS
                                                             INDIVIDUAL GRANTS                                 OPTION TERM
                                      ----------------------------------------------------------------   ------------------------
                                       NUMBER OF           % OF           EXERCISE
                                      SECURITIES       TOTAL OPTIONS       OR BASE
                                      UNDERLYING        GRANTED TO          PRICE
                                        OPTIONS          EMPLOYEES          (PER
NAME                                  GRANTED (1)   IN LAST FISCAL YEAR   SHARE)(2)   EXPIRATION DATE        5%           10%
----                                  -----------   -------------------   ---------   ----------------   ----------   -----------
Brian M. O'Hara.....................    145,993             4.6            $50.00     December 9, 2009   $4,590,711   $11,633,762
  President and Chief Executive           4,007(3)           --            $50.00     December 9, 2009   $  125,999   $   319,306
  Officer of the Company

Mark E. Brockbank...................     85,000             2.7            $50.00     December 9, 2009   $2,672,802   $ 6,733,405
  Executive Vice President of the
  Company and Chief Executive
  Officer of The Brockbank Group plc

Robert R. Lusardi...................     82,995             2.6            $50.00     December 9, 2009   $2,609,755   $ 6,613,633
  Executive Vice President and Chief      2,005(3)           --            $50.00     December 9, 2009   $   63,047   $   159,773
  Financial Officer of the Company

K. Bruce Connell....................     82,996             2.6            $50.00     December 9, 2009   $2,609,787   $ 6,613,712
  Executive Vice President Of the         2,004(3)           --            $50.00     December 9, 2009   $   63,015   $   159,693
  Company and Chief Executive
  Officer of XL Capital Products Ltd

Henry C.V. Keeling..................     85,000             2.7            $50.00     December 9, 2009   $2,672,802   $ 6,733,405
  Executive Vice President Of the
  Company and President and Chief
  Executive Officer of XL Mid Ocean
  Reinsurance Ltd

------------------------

(1) All options were granted under the Company's 1991 Performance Incentive Program

(2) Market price at date of grant.

(3) Incentive stock options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table shows the options exercised during the last fiscal year by the five most highly paid executive officers together with the number and value of unexercised options at December 31, 1999:

                                                                        NUMBER OF SECURITIES      VALUE OF UNEXERCISED IN THE
                                                                       UNDERLYING OPTIONS AT             MONEY OPTIONS
                                   SHARES ACQUIRED   IMPLIED VALUE       DECEMBER 31, 1999           AT DECEMBER 31, 1999
NAME                                 ON EXERCISE       REALIZED      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                               ---------------   -------------   --------------------------   ---------------------------
Brian M. O'Hara..................          --                 --          765,348/233,340            $14,660,475/$281,250
  President and Chief Executive
  Officer of the Company

Mark E. Brockbank................       8,011           $402,537           20,001/124,999                     --/$159,375
  Executive Vice President of the
  Company and Chief Executive
  Officer of oThe Brockbank Group
  plc

Robert R. Lusardi................          --                 --          117,167/138,333                     --/$159,375
  Executive Vice President and
  Chief Financial Officer of the
  Company

K. Bruce Connell.................       6,000           $220,878          141,802/134,998            $ 2,558,362/$159,375
  Executive Vice President of the
  Company and Chief Executive
  Officer of XL Capital Products
  Ltd

Henry C.V. Keeling...............          --                 --           59,726/131,242             $  149,780/$159,375
  Executive Vice President of the
  Company and President and Chief
  Executive Officer of XL Mid
  Ocean Reinsurance Ltd

------------------------

No options have adjustable exercise prices.

                            RESTRICTED STOCK GRANTS

    The following table shows the restricted stock grants held by the five most highly paid executive officers at December 31, 1999

                                                         NO. OF RESTRICTED    VALUE OF RESTRICTED
                                                          STOCK GRANTS AT       STOCK GRANTS AT
                                                         DECEMBER 31, 1999     DECEMBER 31, 1999
NAME                                                      VESTED/UNVESTED       VESTED/UNVESTED
----                                                     -----------------   ---------------------
Brian M. O'Hara........................................   158,980/60,820     $8,247,087/$3,155,037
  President and Chief Executive Officer of the Company

Mark E. Brockbank......................................        --/17,768               --/$921,715
  Executive Vice President of the Company and Chief
  Executive Officer of The Brockbank Group plc

Robert R. Lusardi......................................        --/28,000             --/$1,452,500
  Executive Vice President and Chief Financial Officer
  of the Company

K. Bruce Connell.......................................    19,800/17,200       $1,027,125/$892,250
  Executive Vice President of the Company and President
  and Chief Executive Officer of XL Capital Products
  Ltd

Henry C.V. Keeling.....................................     18,795/5,000         $974,990/$259,375
  Executive Vice President of the Company and President
  and Chief Executive Officer of XL Mid Ocean
  Reinsurance Ltd

    EXISTING EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS. The Company or one of its subsidiaries has entered into employment agreements with two of its executive officers:
Mr. Keeling, as Executive Vice President of the Company and President and Chief Executive Officer of XL Mid Ocean Reinsurance Ltd, and Mr. Brockbank, as Executive Vice President of the Company and Chief Executive Officer of The Brockbank Group plc, a wholly-owned subsidiary of the Company. Messrs. Keeling and Mr. Brockbank reside in Bermuda and England, respectively.

    Mr. Keeling's agreement provides for (i) a base salary which is subject to review for increase at the discretion of the Compensation Committee of the Board; (ii) an annual bonus of at least $50,000 determined by the Compensation Committee of the Board, based on criteria determined by the Compensation Committee of the Board; (iii) reimbursement for, or payment of, certain travel, living and other expenses; and (iv) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. Mr. Brockbank's agreement provides for (a) a base salary;
(b) reimbursement for certain travel, subsistence and entertainment expenses;
(c) payment of premiums for private medical health insurance for Mr. Brockbank;
(d) a death insurance benefit equal to four times his annual salary;
(e) provision of permanent health insurance and (f) continued participation in the Brockbank Pension Scheme or equivalent payment to a personal pension plan in lieu thereof.

    Mr. Keeling's employment agreement expires on August 7, 2001. The employment agreement of Mr. Brockbank expires upon 12 months written notice from any party thereto, PROVIDED that, such agreement terminates automatically upon the last day of the month in which Mr. Brockbank attains the age of 65 years.
Mr. Keeling's agreement shall be automatically extended for an additional period of one year unless the Company or Mr. Keeling provides written notice at least six months prior to the then-scheduled expiration date.

    Mr. Keeling's agreement further provides that, in the event of termination of his employment prior to the expiration date by reason of death or disability, Mr. Keeling (in the case of death, Mr. Keeling's spouse or estate) is entitled to receive his then-current base salary through the end of the month in which his employment terminated. Mr. Keeling's estate shall be entitled to any annual bonus awarded but not yet paid and a PRO RATA bonus for the year of death, if the Compensation Committee of the Board so determines.

    In the event of termination of his employment without cause, Mr. Keeling shall receive his then-current base salary for a period of one year following the date of termination, plus any annual bonus awarded but not paid, and other rights and benefits as determined in accordance with the applicable terms of the relevant benefit programs, including the right to exercise options granted. If Mr. Keeling's employment is terminated for cause, he is entitled to receive his base salary through the date on which such termination for cause occurs and such other benefits as determined in accordance with the applicable terms of any benefit programs, including the right to exercise options granted to him then vested. In the event Mr. Brockbank's employment is terminated for cause or by reason of disability, he is entitled to receive his base salary through the effective date of such termination. Each executive may voluntarily terminate his employment prior to the expiration of the term and such termination shall be deemed a termination for cause.

    If Mr. Keeling is terminated (other than for cause) within the 12-month period following a Change in Control (as defined in his employment agreement) or terminates during such period for Good Reason (as defined in his employment agreement), he shall receive his current base salary and employee benefits for a period of two years, an amount equal to two times the largest annual bonus awarded to him in the three years prior to a Change in Control, the pro rata portion of the annual bonus that would have been paid to him for the year in which the Change in Control occurs and the right to exercise options granted.

    All grants of restricted shares and share options under the Company's incentive compensation plans automatically vest upon a Change in Control (as defined in such plans).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Newhouse, a member of the Compensation Committee, provides certain strategic consulting services to the Company and its subsidiaries pursuant to a consulting agreement expiring on October 31, 2000. See "Board of Directors--Certain Transactions".

    Mr. Clements, a member of the Compensation Committee of the Company, is a consultant to MMCC and has been the Chairman of Risk Capital Holdings, Inc., the parent company of RCRe, since its formation in 1995. See "Board of Directors--Certain Transactions."

COMPENSATION COMMITTEE REPORT

    The Board of Directors and the Compensation Committee believe that the Company's success requires well qualified individuals who are creative, energetic and highly motivated and who relate well to the Company's customers and each other. The Compensation Committee is aware of the challenges of attracting and keeping such people, particularly in offshore, higher cost communities like Bermuda. Our compensation policies are designed to attract, retain and motivate the people the Company needs in the locations where it conducts its business.

    The competitiveness of the package is tested against peer companies in the United States with adjustments, where appropriate, to reflect offshore location. Base salary generally is set to be competitive in light of relevant market conditions and to recognize competency, proficiency and level of responsibility. The Company also provides pension and other benefits. The Company's staff is relatively small compared to its peers and highly skilled, and for this reason pay positioning generally is set well above the median of peer companies.

GLOBAL INCENTIVE COMPENSATION PLAN

    In 1999, the Company reviewed its incentive compensation plans and policies in light of its growth and expansion from a single business in one location to several businesses operating in a number of locations throughout the world. As a result of this review, the Company adopted a Global Incentive Compensation Plan encompassing annual and long-term incentive compensation. The Plan reflects the Company's philosophy of giving greater weight to the variable, performance-linked elements of total compensation and lesser weight to the fixed elements. The Plan also seeks to motivate and reward individual and business unit performance, align business unit performance with overall corporate performance and reflect competitive compensation practices and levels. The Company engaged William M. Mercer, Inc., a compensation and benefits consultant, to assist in the Plan's design and advise on the competitiveness of the Plan in light of market standards. The Committee also consulted Pearl Meyer & Partners.

    Implementation of the Plan began with the Company's operations in Bermuda and Ireland in 1999 and will encompass its U.S., U.K. and other subsidiaries as soon as practicable. These subsidiaries generally continue to operate under plans specific to their markets as in the case of Lloyd's or plans in effect prior to their acquisition by the Company.

    Annual incentive compensation under the Plan takes the form of a corporate cash bonus pool allocated on the basis of corporate, business unit and individual performance. The corporate bonus pool is funded based on four weighted performance measures: (i) growth in cash earnings per share--40%;
(ii) cash return on tangible equity--30%; (iii) total return on tangible equity--20%; and (iv) growth in book value per share, including dividends paid and excluding unrealized appreciation or depreciation of investments--10%. Performance is determined 65% on the Company's absolute performance against target rates in excess of a risk free rate of return approved by the Compensation Committee and 35% on the Company's relative performance as compared to a peer group of companies. The peer group is determined annually with the Compensation Committee's approval and includes leading property and casualty and financial guaranty insurers and reinsurers. The corporate bonus pool is funded at a level between 50% of the target pool for threshold performance up to 300% of the target pool for superior performance. In the event threshold performance is not achieved, a minimum pool would be funded to retain key management and staff. Superior performance will be achieved under the Plan only if the Company achieves all absolute performance measures and ranks at or above the 90(th) percentile compared to its peer group. The Compensation Committee may adjust the corporate bonus pool by a factor of plus or minus 25% based on its evaluation of strategic and other factors. Once determined, the corporate bonus pool is allocated to individual employees based on corporate, business unit and individual performance. In general, corporate and business unit performance receive greater weighting as the employee's level of responsibility increases.

    Long-term incentive compensation under the Plan seeks to align management with the interests of the Company's shareholders to create shareholder value over time. Long-term incentives under the Plan are annual stock option awards and periodic restricted stock grants, generally vesting equally over three and four years, respectively. The Compensation Committee approves stock option award guidelines that generally remain in place for three years. The guidelines are based on competitive practices and stock dilution considerations. Individual awards within the guidelines are determined by level of responsibility, corporate, business unit and individual performance, and other relevant factors. Restricted stock typically will be granted every two or three years at levels up to 20% of the value of an annual stock option award. Stock options and restricted stock also may be granted in connection with new hires, personnel retention following mergers or acquisitions, or in other special circumstances.

STOCK OWNERSHIP GUIDELINES

    The Company developed stock ownership guidelines for Directors and senior officers in connection with the Plan. Under these guidelines, which will be implemented in 2000, the top five most highly compensated executive officers of the Company as a group would be expected to own between .75% and 1% of the Company's outstanding shares over a three to five year period. Directors as a group would strive for .5% ownership over the same period. Total stock ownership for all Directors and senior officers as a group is targeted at up to approximately 1.6% of the Company's outstanding shares. The Company may provide incentives for Directors and officers to equal or exceed individual share ownership guidelines. To facilitate achieving the Company's stock ownership guidelines and to promote stock ownership generally by Directors, officers and staff, the Company in 1999 authorized the granting of one-time reload stock options equal in number to owned shares tendered to exercise stock options; the holder also has to comply with certain holding period and other requirements.

1999 COMPENSATION REVIEW

    In 1999, the Company retained its traditional compensation cycle ending on November 30(th) and all performance factors were measured through that date. For 2000, the Company intends to adjust its annual compensation cycle to December 31(st) in order to coincide with its new fiscal year end and assess performance from December 1, 1999.

    The Company generally performed well in 1999 in both absolute and relative terms in a difficult year for the property and casualty insurance and reinsurance industry generally. In absolute terms, the Company met or exceeded targeted performance in growth in cash earnings per share, cash return on tangible equity and total return on tangible equity. The Company did not achieve its minimum goal for growth in book value per share. On a relative basis, the Company's aggregate performance placed it in approximately the 84(th) percentile compared to its peer group. In two categories--total return on tangible equity and cash return on tangible equity--the Company ranked first and second in its peer group, respectively. The Company was no lower than the 70(th) percentile based on any other performance measure.

    In light of the decrease in the Company's stock price in 1999, the Compensation Committee reduced annual incentive compensation awards by approximately 10%, despite the Company's performance under the Plan and although the decline in the Company's stock price was part of a decline for the property and casualty sector as a whole.

    Long-term incentives under the Plan generally took the form of stock option awards. Most awards were at or above the standard award levels suggested by the Plan's guidelines. Awards under the Plan were also affected by the Company's desire to retain the value of companies that it acquired in 1999 by creating long-term incentives for the management and staff of such companies.

    In order to achieve this objective, the Company adopted the 1999 Performance Incentive Program for Employees pursuant to which up to 1.25 million stock options or Company shares could be issued to employees other than the Company's Directors and executive officers. The 1999 Performance Incentive Program was limited to less than 1% of the Company's then outstanding shares and designed to address the special circumstances associated with the large number of new employees resulting from the Company's merger and acquisition activity in 1999. The Company does not expect to make future awards under the 1999 Performance Incentive Program.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    The Chief Executive Officer's compensation is determined under the Plan.
Mr. O'Hara's base salary was increased at the end of 1999 to reflect a merit increase and competitive pay practices. In 1999, Mr. O'Hara's annual incentive compensation was based on the Company's performance against the Plan's measures described above. The Compensation Committee also noted that Mr. O'Hara had done an excellent job under difficult circumstances in 1999, citing in particular the acquisition of NAC Re, his skill in integrating new officers and staff and in stimulating and encouraging the many new initiatives the Company has underway. In line with the Compensation Committee's general bonus recommendation, however, Mr. O'Hara's bonus was also lower due to the decline in the Company's share price in 1999. Mr. O'Hara's long-term incentive compensation comprised an award of stock options at the standard level under the Plan.

                                          Robert Clements
                                          Robert V. Hatcher, Jr.
                                          Robert J. Newhouse, Jr.
                                          John W. Weiser, Chairman

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly dollar change in the cumulative total Shareholder return on the Company's Shares (assuming reinvestment of dividends) from July 19, 1991 (the date on which the Company's Shares were first listed on the New York Stock Exchange) through December 31, 1999 as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Property Casualty Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       7/19/91  12/31/91  6/30/92  12/31/92  6/30/93  12/31/93  6/30/94  12/31/94  6/30/95  12/31/95  6/30/96
XL Capital             $100.00   $128.02  $123.69   $163.97  $168.34   $157.60  $139.35   $144.83  $193.13   $228.86  $268.47
S&P 500                $100.00   $110.08  $109.36   $118.44  $124.20   $130.32  $125.97   $132.12  $158.64   $181.46  $199.71
S&P Prop and Casualty  $100.00   $105.95  $102.95   $121.87  $124.52   $117.11  $111.75   $119.75  $132.99   $161.88  $168.93

                       12/31/96  6/30/97  12/31/97  6/30/98  12/31/98  6/30/99  12/31/99
XL Capital              $292.34  $411.97   $500.70  $620.72   $605.64  $463.50   $432.95
S&P 500                 $226.77  $268.57   $297.01  $349.34   $382.14  $428.38   $459.70
S&P Prop and Casualty   $201.00  $239.77   $281.25  $285.30   $255.66  $243.95   $185.50

                    II. APPOINTMENT OF INDEPENDENT AUDITORS

    The Audit Committee and the Board of Directors have recommended the appointment of PricewaterhouseCoopers LLP, New York, New York, as the independent auditors of the Company for the fiscal year ending December 31, 2000. Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPOINT PRICEWATERHOUSECOOPERS LLP, NEW YORK, NEW YORK.

             III. AMENDMENT AND RESTATEMENT OF THE 1991 PERFORMANCE
                               INCENTIVE PROGRAM

    The Board of Directors of the Company has amended and restated the XL Capital Ltd 1991 Performance Incentive Program (the "Program"), subject to shareholder approval.

    The principal amendments to the Program are as follows. The maximum number of shares available for grant under the Program have been increased by
8.5 million, and the number of shares available for grant (other than the form of Incentive Stock Options) will be increased by shares surrendered in payment of any exercise or purchase price of stock options or other awards under the Program. In order to enable awards granted under the Program to certain executives of the Company's United States subsidiaries to be exempt from the $1 million cap on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the amendment establishes a maximum number of 5,000,000 shares with respect to which stock options and stock appreciation rights may be granted during a calendar year to any individual participant. In addition, with respect to performance shares, performance units or restricted shares intended to qualify as exempt from the $1 million cap on deductibility, the maximum number of shares of common stock (or the amount of cash in the case of performance units) subject to such awards granted during a calendar year to any individual participant will be the equivalent of 150,000 shares. In addition, the amendment also sets forth the general performance criteria which would be utilized for performance shares, performance units or restricted shares intended to qualify as exempt from the $1 million cap on deductibility.

    The shareholders are now requested to approve the amendment and restatement of the Program. The following summary of the amended and restated Program is qualified in its entirety by express reference to the Program, which is attached as Appendix A to this proxy statement.

GENERAL

    The Program is intended to provide incentives to attract, retain and motivate employees and directors of the Company and its subsidiaries and affiliates in order to achieve the Company's long-term growth and profitability objectives. The Program will provide for the grant to eligible employees and directors of stock options, share appreciation rights ("SARs"), restricted stock, performance shares, and performance units (the "Awards"). An additional 8,500,000 shares of Common Stock has been reserved for issuance under the Program (of which during a calendar year (i) the maximum number of shares with respect to which options and SARs may be granted to an individual participant under the Program will be 5,000,000 shares, and (ii) the performance shares, performance units, and restricted stock granted to an individual participant intended to qualify as performance-based compensation shall be not more than the equivalent of 150,000 shares), subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure, as described below. Shares issued pursuant to the Program will be either authorized but unissued shares or treasury shares.

ELIGIBILITY AND ADMINISTRATION

    Officers and other employees of the Company and its subsidiaries and affiliates and directors of the Company will be eligible to be granted Awards under the Program. The Program will be administered by the Compensation Committee or such other Board committee or subcommittee (or the entire Board) as may be designated by the Board (the "Committee"). The Committee will determine which eligible employees and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Committee will have authority to waive conditions relating to an Award or accelerate vesting of Awards. The actual number of employees who will receive awards under the Program cannot be determined because selection for participation in the Program is in the sole discretion of the Committee.

AWARDS

    Incentive stock options ("ISOs") intended to qualify for special tax treatment in accordance with the Code and nonqualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of shares of Common Stock as the Committee determines. The Committee will be authorized to set the terms relating to an option, including the exercise price and the time and method of exercise. The terms of ISOs will comply with the provisions of Section 422 of the Code. ISOs may only be granted to employees.

    Awards of restricted stock will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine. Except as otherwise determined by the Committee, eligible employees granted restricted stock will have all of the rights of a stockholder, including the right to vote restricted stock and receive dividends thereon.

    Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Prior to payment of performance shares or performance units, the Committee will certify that the performance objectives were satisfied. Performance objectives may vary from employee to employee.

    If the Committee determines that an award of performance shares, performance units or restricted stock should qualify under the performance-based compensation exception to the $1 million cap on deductibility under
Section 162(m) of the Code, the grant, vesting and/or settlement of such awards shall be contingent upon achievement of preestablished performance goals based on one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria): earnings per share; revenues; cash flow; cash flow return on investment; return on assets; return on investment; return on capital; return on equity; economic value added; operating margin; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; total stockholder return; and any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index.

NONTRANSFERABILITY

    Unless otherwise set forth by the Committee in an award agreement, Awards will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

CAPITAL STRUCTURE CHANGES

    In the event of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, exchanges of shares, spin-offs, liquidations, reclassifications or other similar changes in the capitalization of the Company, the number of shares of common stock available for grant under the Program shall be adjusted proportionately or otherwise by the Board of Directors, and where deemed appropriate, the number of shares covered by outstanding stock options, the number of performance shares and shares of restricted stock outstanding, and the option price of outstanding stock options shall be similarly adjusted.

AMENDMENT AND TERMINATION

    The Board of Directors of the Company may, at any time and from time to time, suspend or terminate the Program in whole or amend it from time to time in such respects as the Board of Directors of the Company may deem appropriate; provided, however, that, without the consent of an affected participant, no amendment, suspension, or termination of the Program may adversely affect the rights of such participant under any award theretofore granted to him or her.

MARKET VALUE

    The per share closing price of the Company's Shares on April 4, 2000 was $54.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the United States federal income tax consequences of the Program, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretation thereof, and does not address the consequences under any state, local or foreign tax laws.

STOCK OPTIONS

    In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of common stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an ISO.

    Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. If the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock.

    Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO and no deduction will be available to the participant's employer, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an ISO granted under the Program is exercised after these periods, the exercise will be treated for United States federal income tax purposes as the exercise of a nonqualified stock option. Also, an ISO granted under the Program will be treated as a nonqualified stock option to the extent it (together with other ISOs granted to the participant by the Company) first becomes exercisable in any calendar year for shares of common stock having a fair market value, determined as of the date of grant, in excess of $100,000.

    If shares of common stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of common stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the participant will recognize ordinary income at the time of disposition, and the participant's employer will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of common stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of common stock have been held.

    Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability.

    If an option is exercised through the use of shares of common stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

RESTRICTED STOCK

    A participant who receives shares of restricted stock will generally recognize ordinary income at the time that they "vest", i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable. The amount of ordinary income so recognized will be the fair market value of the common stock at the time the income is recognized (determined without regard to any restrictions other than restrictions which by their terms will never lapse), less the amount, if any, paid for the stock. This amount is generally deductible for federal income tax purposes by the participant's employer. Dividends paid with respect to common stock that is nonvested will be ordinary compensation income to the participant (and generally deductible by the employer). Any gain or loss upon a subsequent sale or exchange of the shares of common stock, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock. The holding period for this purpose will begin on the date following the date restrictions lapse.

    In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the participant's employer will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARS AND OTHER AWARDS

    With respect to SARs, performance shares, and performance units, generally, when a participant receives payment with respect to any such Award granted to him or her under the Program, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the employer.

DEDUCTIBILITY LIMIT ON COMPENSATION IN EXCESS OF $1 MILLION

    Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the Program) by a public company to a "covered employee" (i.e., the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. The Company currently intends to structure stock options granted under the Program to comply with an exception to nondeductibility under
Section 162(m) of the Code in order to maximize the tax deductions available to United States based subsidiaries of the Company.

NEW PROGRAM BENEFITS

    The amount of benefits which will be granted under the Program cannot be determined at this time.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND AND RESTATE THE PROGRAM.

               IV. SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Shareholder proposals intended for inclusion in the Proxy Statement for the 2001 Annual General Meeting of Shareholders should be sent to the Company's Secretary at Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda and must be received by December 8, 2000. In addition, if a shareholder intends to present a proposal at the 2001 Annual General Meeting other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and if the proposal is not received by the Company's Secretary by February 21, 2001, then the proxies designated by the Board of Directors of the Company for the 2001 Annual General Meeting of Shareholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the Proxy Statement for such meeting or on the proxy card for such meeting.

    Any Shareholder entitled to vote at a meeting may nominate persons for election as Directors if written notice of such intent is delivered or mailed, postage prepaid, and received by the Secretary at the principal executive offices of the Company not less than 5 days nor more than 21 days before the date appointed for such meeting. The shareholder notice must include the following information about the proposed nominee: (a) name, age, and business and residence addresses; (b) principal occupation or employment; (c) class and number of Shares or securities of the Company beneficially owned; and (d) any other information required to be disclosed in solicitations of proxies pursuant to Regulation 14A of the Securities Exchange Act of 1934, including the proposed nominee's written consent to serve if elected. The notice must also include information on the Shareholder making the nomination, including such Shareholder's name and address as it appears on the Company's books and the class and number of Shares of the Company beneficially owned. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

                                V. OTHER MATTERS

    While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

PROXY SOLICITATION

    The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by Directors, officers and employees of the Company and its subsidiaries without receiving additional compensation. In addition to the foregoing, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses and disbursements of that firm. Upon request the Company will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

    THE COMPANY WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ITS FORM 10-K REPORT THAT IT FILES ANNUALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY AT CUMBERLAND HOUSE, ONE VICTORIA STREET, HAMILTON HM 11, BERMUDA.

                                          As ordered,

                                          [LOGO]

                                          Brian M. O'Hara
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                      APPENDIX A

                       1991 PERFORMANCE INCENTIVE PROGRAM

               (AS AMENDED AND RESTATED EFFECTIVE MARCH 17, 2000)

                                I. INTRODUCTION

A. PURPOSE OF THE PROGRAM

    XL Capital Ltd (the "Company") has established the Program to further its long-term financial success by offering stock, and stock-based compensation, to employees and directors of the Company whereby they can share in achieving and sustaining such success. The Program also provides a means to attract and retain the executive talent needed to achieve the Company's long-term growth and profitability objectives.

B. DEFINITIONS

    When used in the Program, the following terms shall have the meanings set forth below:

    "Award(s)" shall mean Performance Shares, Restricted Stock, Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights or Performance Units granted under the Program.

    "Board" shall mean the Board of Directors of the Company.

    "Change of Control" shall be deemed to have occurred if and when any person, meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934 (other than a group of which the Grantee is a member or which has been organized by the Grantee for the purpose of making such acquisition), acquires, directly or indirectly, 40 percent or more of the combined voting power of the outstanding securities of the Company having a right to vote in the election of directors. Ownership of 40 percent or more of the combined voting power of the outstanding securities of the Company by any person controlled directly or indirectly by the Company shall not be deemed a Change of Control of the Company.

    "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

    "Committee" shall mean the entire Board or the Compensation Committee, or such other committee or subcommittee of the Board as may be designated by the Board to administer the Program.

    "Common Stock" shall mean the ordinary shares of the Company, par value of $0.01 per share, and may be either stock previously authorized but unissued, or stock required by the Company.

    "Company" shall mean XL Capital Ltd, a Cayman Islands corporation, any other entity in which XL Capital Ltd owns 20% or more of the ordinary voting power or equity, and any successor in a reorganization or similar transaction.

    "Disability" shall mean the inability of a Participant to perform the services normally rendered due to any physical or mental impairment that can be expected to be of either permanent or indefinite duration, as determined by the Committee on the basis of appropriate medical evidence, and that results in the Participant's Termination of Employment; provided, however, that with respect to any Participant who has entered into an employment agreement with the Company, the term of which has not expired at the time a determination concerning Disability is to be made, Disability shall have the meaning attributed in such employment agreement.

    "Fair Market Value" shall mean with respect to a given day, the closing sales price of Common Stock, as reported by such responsible reporting service as the Committee may select, or if there were no transactions in the Common Stock on such day, then the last preceding day of which transactions took place. The foregoing notwithstanding, the Committee may determine the Fair Market Value in such other manner as it may deem more appropriate for Program purposes or as is required by applicable laws or regulations.

    "Incentive Stock Option" or "ISO" shall mean a right to purchase the Company's Common Stock which is intended to comply with the terms and conditions for an incentive stock option as set forth in Section 422 of the Code, or such other sections of the Code as may be in effect from time to time.

    "Nonstatutory Stock Option" or "NQSO" shall mean a right to purchase the Company's Common Stock which is not intended to comply with the terms and conditions for a tax-qualified stock option, as set forth in Section 422 of the Code, or such other sections of the Code as may be in effect from time to time.

    "Participant" shall mean any employee of the Company and any member of the Board (whether or not an employee of the Company) who, in the judgment of the Committee, is in a position to make a substantial contribution to the management, growth, and success of the Company and is thus designated by the Committee to receive an Award.

    "Performance Goal" shall mean any financial, statistical or other measure selected by the Committee, including without limitation (a) the attainment of a specified financial or statistical objective or (b) the performance of the Company relative to a peer group as applicable to a specific Performance Period.

    "Performance Period" shall mean a period set by the Committee over which Performance Shares or Performance Units may be earned. There may be more than one Performance Period in existence at any one time, and the duration of Performance Periods may differ from each other.

    "Performance Shares" shall mean Common Stock granted to a Participant with respect to a Performance Period under Article III of the Program, together with any other rights attached thereto or associated therewith including without limitation any right to receive cash in connection therewith.

    "Performance Unit" shall mean a cash award made pursuant to Section VI of the Program.

    "Program" shall mean the Company's 1991 Performance Incentive Program.

    "Restricted Stock" shall mean a share of common stock granted to a Participant under Article IV of the Plan. Restricted Stock awards entitle the Participant to receive shares of Common Stock which have certain restrictions that lapse upon satisfaction of conditions imposed by the Committee at the time of award.

    "Retirement" shall mean a Participant's Termination of Employment by reason of the Participant's retirement at his normal retirement date, pursuant to and in accordance with a pension, retirement or similar plan or other regular retirement practice of the Company, or in accordance with the early retirement provisions thereof.

    "Stock Appreciation Rights" or "SARs" shall mean a contingent right granted to a Participant with respect to Stock Options granted under Article V of the Plan, which grants the Participant the right to receive the difference between the Fair Market Value of the Common Stock on the date of exercise and the price at which the SAR was granted.

    "Termination of Employment" shall mean a cessation of the employee-employer relationship between a Participant and the Company for any reason or, in the case of a member of the Board, termination of the director's service on the Board for any reason.

                           II. PROGRAM ADMINISTRATION

A. ADMINISTRATION

    The Program shall be administered by the Committee. Subject to the express provisions of the Program, the Committee shall have full and exclusive authority to interpret the Program, to prescribe, amend and rescind rules and regulations relating to the Program and to make all other determinations deemed necessary or advisable in the implementation and administration of the Program; provided, however, that subject to the express provisions hereof or unless required by applicable law or regulation, no action of the Committee shall adversely affect the terms and conditions of any Award made to, or any rights hereunder or under any grant letter of, any Participant, without such Participant's consent. The

Committee's interpretation and construction of the Program shall be conclusive and binding on all persons, including the Company and all Participants.

B. PARTICIPATION

    The Committee may, from time to time, make all determinations with respect to selection of Participants and the Award or Awards to be granted to each Participant. In making such determinations, the Committee may take into account the nature of the services rendered or expected to be rendered by the respective Participants, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

C. MAXIMUM NUMBER OF SHARES AVAILABLE

    Subject to adjustment as provided under Article II, Paragraph D of the Program, the maximum number of shares which may be granted under the Program is 16,500,000 plus shares which subsequently become available as a result of forfeitures, cancellation or expiration of options or restricted stock granted under separate agreements entered into before the effective date of the Program. In the event that a stock option expires or is terminated unexercised as to any shares covered thereby, or shares are forfeited for any reason under the Program, such shares shall thereafter be again available for issuance under the Program, and the number of shares surrendered in payment of any exercise or purchase price of any stock option or other Award under the Program will again be available for Awards (other than Incentive Stock Options) under the Program. At the Committee's discretion, these shares may be granted as stock options, Performance Shares, Restricted Stock, Stock Appreciation Rights or any combination of these provided that the combined total number of shares granted does not exceed the overall share authorization described above.

    Subject to adjustment as provided under Article II, Paragraph D of the Program, (i) the maximum number of shares of Common Stock with respect to which stock options and Stock Appreciation Rights may be granted during a calendar year to any Participant under the Program shall be 5,000,000 shares, and
(ii) with respect to Performance Shares, Performance Units or Restricted Shares intended to qualify, as set forth in Article VII, as performance-based compensation within the meaning of Section 162(m) of the Code, the maximum number of shares of Common Stock (or amount of cash in the case of Performance Units) subject to such awards granted during a calendar year to any Participant under the Program shall be the equivalent of 150,000 shares.

    No Incentive Stock Options shall be granted after March 17, 2010.

D. ADJUSTMENTS

    In the event of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, exchanges of shares, spin-offs, liquidations, reclassifications or other similar changes in the capitalization of the Company, the number of shares of Common Stock available for grant under this Program shall be adjusted proportionately or otherwise by the Board, and where deemed appropriate, the number of shares covered by outstanding stock options, the number of Performance Share and Restricted Stock shares outstanding, and the option price of outstanding stock options shall be similarly adjusted. Also, in instances where another corporation or other business entity is acquired by the Company, and the Company has assumed outstanding employee option grants under a prior existing plan of acquired entity, similar adjustments are permitted at the discretion of the Committee. In the event of any other change affecting the Common Stock reserved under the Program, such adjustment, if any, as may be deemed equitable by the Board, shall be made to give proper effect to such event.

E. REGISTRATION CONDITIONS

    1. Unless issued pursuant to a registration statement, under the U.S. Securities Act of 1933, as amended, no shares shall be issued to a Participant under the Program unless the Participant represents and agrees with the Company that such shares are being acquired for investment and not with a view to the resale or distribution thereof, or such other documentation as may be required by the Company, unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with such Act.

    2. Any restriction on the resale of shares shall be evidenced by the following legend on the stock certificate or such other legend as the Company deems appropriate.

    "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares cannot be offered, transferred or sold unless (a) a registration statement under such Act is in effect with respect to such shares, or (b) a written opinion from counsel acceptable to the Company is obtained to the effect that no such registration is required. The Company reserves the right to refuse the transfer of such shares until such conditions have been fulfilled. The Articles of Association of the Company contain other restrictions on share transfers."

    Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (or such other legend deemed appropriate by the Company) shall also bear such a legend unless, in the opinion of counsel or the Company, the securities represented thereby need no longer be subject to the restriction contained herein. The provisions of this paragraph shall be binding upon all subsequent holders of certificates bearing such legend.

F. COMMITTEE ACTION

    The Committee may, through Award agreements, limit its discretion under this Program. To the extent such discretion is not specifically waived in an Award agreement, the Committee shall retain such discretion.

                            III. PERFORMANCE SHARES

A. AMOUNT AVAILABLE FOR GRANT AWARDS

    The Committee may, from time to time, limit the number of Performance Shares that may be awarded under the Program. If Performance Share(s) are forfeited or cancelled, or repurchased under the Program they shall again be available for Awards to other Participants.

B. GRANT OF PERFORMANCE SHARES

    After selecting Participants who will receive Awards of Performance Shares for a given Performance Period, the Committee shall inform each such Participant of the Award to be granted to the Participant at the completion of the Performance Period, and the applicable terms and conditions of the Award.

    The Committee shall cause to be issued to each Participant a grant letter specifying the number of Performance Shares equal to his Award and the number of Performance Shares which may be awarded subject to the terms and conditions of such grant letter and the Program.

C. ESTABLISHMENT OF PERFORMANCE GOALS

    1. The Committee shall establish the Performance Goals for each Performance Period. The Committee any also establish a schedule for such Performance Period setting forth the percentage of the Performance Share Award which will be earned, based on the extent to which the Performance Goals for such Performance Period are actually achieved, the date on which Performance Shares awarded hereunder shall vest, or the date on which such Performance Shares shall be forfeited (in whole or in part) by the Company for failure to meet the Performance Goals, shall be as specified by the Committee.

    2. As promptly as practical after each Performance Period, the Committee shall determine whether, or the extent to which, the Performance Goals have been achieved. Based on such determination, the Participant shall be deemed to have earned the Performance Shares awarded to him, or a percentage thereof as provided in any schedule established by the Committee. In addition, the Committee may, from time to time during a Performance Period and consistent with the terms and conditions of applicable

Awards and Performance Goals, determine that all or a portion of the Performance Shares awarded to one or more Participants have been earned.

    3. If during the course of a Performance Period, there should occur, in the opinion of the Committee, significant changes in economic conditions or in the nature of the operations of the Company, or any other pertinent changes which the Committee did not foresee or accurately predict the extent of in establishing the Performance Goals for such Performance Period and which, in the Committee's sole judgment, have, or are expected to have, a substantial effect on the performance of the Company during such Performance Period, the Committee may make such adjustment to the Performance Goals or measurement of such Performance Goals as the Committee, in its sole judgment, may deem appropriate.

D. TERMINATION OF EMPLOYMENT

    In the event of a Participant's Termination of Employment prior to satisfaction of conditions related to outstanding Performance Share Awards for reasons other than discharge or resignation, the Participant or the Participant's estate or beneficiary, in the sole discretion of the Committee, may be entitled to receive from Performance Shares held by the Corporation a pro rata number of shares with respect to that Performance Share Award, or such larger portion of the Award, as the Committee shall determine. In the event of Termination of Employment due to resignation or discharge, the Award will be cancelled, and the Participant shall not be entitled to any further consideration with respect to the forfeited Performance Shares, subject to the discretion of the Committee to release restrictions on all or any part of an Award.

                              IV. RESTRICTED STOCK

A. GRANT OF RESTRICTED STOCK

    1. Following the selection of Participants who will receive a Restricted Stock Award, the Committee shall inform each Participant of the number of Restricted Stock shares granted to the Participant and the terms and applicable conditions of the Award.

    2. Each certificate for Restricted Stock shall be registered in the name of the Participant and deposited together with a stock power endorsed in blank, with the Company.

B. OTHER TERMS AND CONDITIONS

    Company stock, when awarded pursuant to a Restricted Stock Award, will be represented by a stock certificate registered in the name of the Participant who is granted the Restricted Stock Award. Such certificate shall be deposited together with a stock power endorsed in blank with the Company. The Participant shall be entitled to receive dividends and all other distributions during the restriction period and shall have all shareholder's rights with respect to such stock, if any, with the exception that: (1) the Participant may not transfer ownership of the shares during the restriction period except by will or the laws of descent and distribution, (2) the Participant will not be entitled to delivery of the stock certificate during the restriction period, (3) the Company will retain custody of the stock during the restriction period, and (4), a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock shares. The Committee may impose additional restrictions, terms, or conditions upon the Restricted Stock Award.

C. RESTRICTED STOCK AWARD AGREEMENT

    Each Restricted Stock Award shall be evidenced by a Restricted Stock Award Agreement in such form and containing such terms and conditions not inconsistent with the provisions of the Program as the Committee from time to time shall approve.

D. TERMINATION OF EMPLOYMENT

    In the event of a Participant's Termination of Employment prior to satisfaction of conditions related to outstanding Restricted Stock Awards for reasons other than discharge or resignation, the Participant or the Participant's estate or beneficiary, in the sole discretion of the Committee, may be entitled to receive from Restricted Stock shares held by the Corporation a pro rata number of shares with respect to that Restricted Stock Award, or such larger portion of the Restricted Stock Award, as the Committee shall determine. In the event of Termination of Employment due to resignation or discharge, all Restricted Stock shares held by the Company shall be forfeited, and the Participant shall not be entitled to any further consideration with respect to the forfeited Restricted Stock shares, subject to the discretion of the Committee to release of restrictions on all or any part of an Award, or unless otherwise stated in the Restricted Stock Agreement.

E. PAYMENT FOR RESTRICTED STOCK

    Restricted Stock Awards may be made by the Committee under which the Participant shall, upon payment of the par value, or, in the alternative, under which the Participant shall pay all (or any lesser amount than all) of the Fair Market Value of the stock, determined as of the date the Restricted Stock Award is made, receive a Restricted Stock Award. If payment is required, such purchase price shall be paid as provided in the Restricted Stock Award Agreement.

                                V. STOCK OPTIONS

A. STOCK OPTION TERMS AND CONDITIONS

    All stock options granted to Participants under the Program shall be evidenced by agreements which shall be subject to applicable provisions of the Program, and such other provisions as the Committee may adopt, including the following provisions:

        1. PRICE: The option price of Nonstatutory Stock Options (NQSOs) shall be set by the Committee, at the time of grant. The option price per share of Incentive Stock Options (ISOs) shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the date of grant.

        2. PERIOD: An ISO shall not be exercisable for a term longer than ten years from date of its grant. NQSOs shall have a term as established by the Committee.

        3. TIME OF EXERCISE: The Committee may prescribe the timing of the exercise of the stock option and any minimums and installment provisions and may accelerate the time at which a stock option becomes exercisable.

        4. EXERCISE PROCEDURES: A stock option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Corporation, and payment of the full price of the shares being purchased.

        5. PAYMENT: The price of an exercised stock option, or portion thereof, may be paid:

           a. in cash or by check, bank draft or money order payable to the order of the Company; or

           b. through the delivery of shares of Common Stock owned by the Participant, having an aggregate Fair Market Value as determined on the date of exercise equal to the option price; or

           c. by a combination of both a and b above. The Committee may impose such limitations and prohibitions on the use of any shares of Common Stock to exercise a stock option as it deems appropriate.

        6. SPECIAL RULE FOR INCENTIVE STOCK OPTIONS: Notwithstanding any other provisions of the Program, the aggregate Fair Market Value of the shares of Common Stock, determined as of the time the stock option is granted, for which the Participant may first exercise Incentive Stock Options in any calendar year shall not exceed U.S. $100,000 or such other individual employee grant limit as may be in effect under the Code at the time the ISO is granted.

        7. EFFECT OF LEAVES OF ABSENCE: It shall not be considered a Termination of Employment when a Participant is placed by the Company on military leave, sick leave or other bona fide leave of absence. In case of such leave of absence, the employment relationship for Program purposes shall be continued until the later of the date when such leave of absence equals ninety days or when the Participant's right to reemployment with the Company shall no longer be guaranteed either by statute or contract.

        8. TERMINATION OF EMPLOYMENT: In the event of Termination of Employment, the following provisions shall apply unless waived by the Committee, or as otherwise specifically provided in the Stock Option Agreement:

           a. Discharge for Cause: All outstanding options shall be cancelled.

           b. Termination Other Than for Cause: Unless and except as otherwise specified in a Participant's agreement, all options shall expire on the earlier of (i) 90 days following the Termination of Employment or
       (ii) the expiration of the full term of the option.

    Notwithstanding the foregoing, the Committee may rescind the right to exercise stock options following Termination of Employment if the Participant has been found to be directly or indirectly engaged in any activity which is in competition with the Company or otherwise adverse to or not in the best interest of the Company. Further, no option agreement for ISOs may extend their exercise period beyond the time allowed by the Code.

B. STOCK APPRECIATION RIGHTS (SARS)

    1. Stock options granted under the Program may be granted with Stock Appreciation Rights attached on a one-to-one basis. SARs are subject to all terms and conditions of the related stock options. SARs may only be granted in connection with a stock option, and as such are subject to the limit on shares authorized under Article II, Paragraph C. A Stock Appreciation Right shall entitle the Participant to receive from the Company an amount equal to the positive difference between the Fair Market Value of a share of Common Stock on the exercise of the Stock Appreciation Right and the exercise price of the related stock option.

    2. Stock Appreciation Rights will be subject to all applicable provisions of the Program, as well as any other provisions the Committee may adopt. The exercise of an SAR will result in the cancellation of the related stock option, and options so cancelled shall not be available for future awards under the Program. The exercise, expiration, forfeiture or other termination of a stock option will result in termination of the attached SAR.

                          VI. PERFORMANCE UNIT AWARDS

    A. Each Award shall be subject to the limitations and terms provided in the Program. A new Award may commence on the first anniversary date of the preceding Award. The Committee shall grant to each Participant in a Performance Unit Award a number of units with a target cash value as shall be established by the Committee prior to the first year of each Performance Period.

    B. To allow for recognition of significant individual contributions to the Company's performance, individual awards of Performance Units may be granted to new Participants during the first year of a Performance Period, at the discretion of the Committee.

    C. Performance Unit Awards for each Participant shall be recommended by the Chief Executive Officer and submitted to the Committee for approval. Participants will generally be notified of their individual Performance Unit Award within the first six months of a Performance Period.

    D. Performance Goals for each Performance Period will be recommended by the Chief Executive Officer of the Company, and submitted to the Committee for approval.

    E. Once a Performance Period has begun and Performance Goals have been established, they may not be changed for that Performance Period except in the event of:

        1. A significant acquisition of another business concern by the Company, as deemed by the Committee;

        2. A disposition of a significant part of the business by the Company, as deemed by the Committee;

        3. An external calamitous event, such as a natural disaster, which has a significant effect on the Company, as determined by the Committee;

        4. Any significant changes due to legislation, as deemed by the Committee; or

        5. Any other extraordinary event, as deemed by the Committee.

    F. A performance valuation schedule shall be recommended by the Chief Executive Officer of the Company and approved by the Committee before grants are made under the Program. The Committee shall approve or modify the proposed schedule which will contain various levels of performance and corresponding Performance Unit values.

    G. At the end of a Performance Period, the Committee shall review actual performance and determine the Award payouts, if any.

    H. In the event of a Participant's Termination of Employment prior to the satisfaction of conditions related to outstanding Performance Unit Awards for reasons other than discharge or resignation, the Participant, or the Participant's estate or beneficiary, in the sole discretion of the Committee, may be entitled to receive a pro-rata distribution of outstanding Performance Unit Awards. In the event of Termination of Employment due to resignation or discharge, all Awards will be cancelled, and the Participant shall not be entitled to any further consideration with respect to the forfeited Performance Units, subject to the discretion of the Committee.

                            VII. PERFORMANCE AWARDS.

A. PERFORMANCE AWARDS GRANTED TO DESIGNATED PARTICIPANTS.

    If the Committee determines that an award of Performance Shares, Performance Units or Restricted Stock to be granted to a Participant should qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, the grant, vesting and/or settlement of such award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Article VII.A.

    1. PERFORMANCE GOALS GENERALLY. The performance goals for such awards ("Performance Awards") shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Article VII.A. Performance goals shall be objective and shall otherwise meet the requirements of
Section 162(m) of the Code and regulations thereunder (including
Regulation 1.162-27 and successor regulations thereto). The Committee may determine that such Performance Awards shall be granted, vested and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, vesting and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

    2. BUSINESS CRITERIA. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment;
(5) return on assets, return on investment, return on capital, return on equity;
(6) economic value added; (7) operating margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (9) total stockholder return; and (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index.

    3.  PERFORMANCE PERIOD; TIMING FOR ESTABLISHED PERFORMANCE
GOALS. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Section 162(m) of the Code.

    4. SETTLEMENT OF PERFORMANCE AWARDS; OTHER TERMS. Settlement of such Performance Awards shall be in cash, Common Stock or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a the Participant in respect of a Performance Award subject to this
Article VII.A. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Termination of Employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

B. WRITTEN DETERMINATION.

    All determinations by the Committee as to the establishment of performance goals or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Article VII.A. shall be made in writing in the case of any award intended to qualify under
Section 162(m) of the Code.

                            VIII. GENERAL PROVISIONS

A. AMENDMENT AND TERMINATION OF PROGRAM

    The Board may, at any time and from time to time, suspend or terminate the Program in whole or amend it from time to time in such respects as the Board may deem appropriate; provided, however, that, without the consent of an affected Participant, no amendment, suspension, or termination of the Program may adversely affect the rights of such Participant under any Award theretofore granted to him or her.

B. GOVERNMENT AND OTHER REGULATIONS

    The right of the Company to issue Awards under the Program shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as may be required.

C. OTHER COMPENSATION PLANS AND PROGRAMS

    The Program shall not be deemed to preclude the implementation by Company of other compensation plans or programs which may be in effect from time to time.

D. MISCELLANEOUS PROVISIONS

    1. NO RIGHT TO CONTINUE EMPLOYMENT: Nothing in the Program or in any Award confers upon any Participant the right to continue in the employ of the Company or interferes with or restricts in any way the rights of the Company to discharge any Participant at any time for any reason whatsoever, with or without cause.

    2. NON-TRANSFERABILITY: Except as otherwise determined by the Committee and set forth in the applicable Award Agreement, prior to being earned under Articles III, IV, or VI, or being exercised under Article V, no right or interest of any Participant in any Award under the Program shall be
(a) assignable or transferable, except by will or the laws of descent and distribution or a valid beneficiary designation taking effect at death made in accordance with procedures established by the Committee, or (b) liable for, or subject to, any lien, obligation or liability, except to the extent that Non-Qualified Stock Options may be pledged as security in a margin account for their exercise.

    3. DESIGNATION OF BENEFICIARY: A Participant, in accordance with procedures established by the Committee, may designate a person or persons to receive, in the event of the Participant's death, (a) any payments with respect to which the Participant would then be entitled, and (b) the right to continue to participate in the Program to the extent of such Participant's outstanding Awards. Such designation shall be made upon forms supplied by and delivered to the Company and may be revoked in writing.

    4. WITHHOLDING TAXES: The Company may require a payment from a Participant to cover applicable withholding for income and employment taxes. The Company reserves the right to offset such tax payment from any other funds which may be due the Participant by the Company.

    5. PROGRAM EXPENSES: Any expenses of administering the Program shall be borne by the Company.

    6. CONSTRUCTION OF PROGRAM: The interpretation of the Program and the application of any rules implemented hereunder shall be determined solely in accordance with the laws of the State of New York.

    7. UNFUNDED PROGRAM: The Program shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be represented by Awards. Any liability of the Company to any person with respect to an Award under this Program shall be based solely upon any obligations which may be created by this Program: no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

    8. BENEFIT PLAN COMPUTATIONS: Any benefits received or amounts paid to a Participant with respect to any Award granted under the Program shall not have any effect on the level of benefits provided to or received by any Participant, or the Participant's estate or beneficiary, as part of any employee benefit plan (other than the Program) of the Company.

    9. PRONOUNS, SINGULAR AND PLURAL: The masculine may be read as feminine, the singular as plural and the plural as singular as necessary to give effect to the Program.

E. EFFECTIVE DATES

    The amendment and restatement of the Program will become effective on approval by the Board of the Company, subject to shareholder approval. All outstanding Awards shall remain in effect until all outstanding awards have been earned, have been exercised or repurchased, have expired or have been cancelled.

                                   P R O X Y

                                 XL CAPITAL LTD

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned Shareholder of XL Capital Ltd hereby appoints Brian M. O'Hara or, failing him, Paul S. Giordano to be its proxy and to vote for the undersigned on all matters arising at the meeting or any adjournment thereof and to represent the undersigned at the Annual General Meeting of Shareholders of XL Capital Ltd to be held on May 12, 2000 in Hamilton, Bermuda.

         THE SHARES REPRESENTED HEREBY WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED HEREIN. IF NO INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" ITEMS 1 AND 2 ON THE REVERSE HEREOF, ALL SAID ITEMS BEING FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE ACKNOWLEDGED. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

              (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

|X| Please mark your vote
    as indicated in this example.

--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

1. To elect the following four Nominees             FOR     AGAINST
   as Class II Directors to hold office             |_|       |_|
   until 2003

   F. B Corby     B. M. O'Hara
   J. T. Thorton  J. W. Weiser

   (INSTRUCTION: To withhold authority
   to vote for any nominee listed, write
   that nominee's name in the space
   provided below)

   ----------------------------------------

2. To appoint PricewaterhouseCoopers            FOR    AGAINST  ABSTAIN
   LLP, New York, to act as the                 |_|      |_|      |_|
   Independent Auditors of the Company
   for the fiscal year ending December
   31, 2000.

3. To approve the amendment and                 FOR    AGAINST  ABSTAIN
   restatement of the Company's 1991            |_|      |_|      |_|
   Performance Incentive Program.

                                        DATE:_____________________________, 2000

                                        ________________________________________

                                        ________________________________________
                                                     (SIGNATURE(S)

                                        IMPORTANT: Please sign exactly as your
                                        name(s) appear(s) hereon. If you are
                                        acting as attorney-in-fact, corporate
                                        officer, or in a fiduciary capacity,
                                        please indicate the capacity in which
                                        you are signing.